EXHIBIT 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2020

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, August 27, 2020 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2020 fourth quarter and full-year ended June 30, 2020.

Quarter Ended June 30, 2020

Net sales for the three months ended June 30, 2020 increased $4.1 million, or 59%, to $11.1 million from $7.0 million for the three months ended June 30, 2019, due primarily to increased medical device sales related to two new product launches as well as increased revenue generated from our largest customer.  Revenue to our largest customer increased by $1.7 million for the quarter ended June 30, 2020 compared to the fourth quarter of the prior year. In the third quarter of fiscal 2020 we began shipping a thoracic driver to one of our existing craniomaxillofacial (“CMF”) customers and sales generated in the fourth quarter of fiscal 2020 related to this new product totaled $1.0 million. In the fourth quarter of fiscal 2020 we completed the development of a next generation CMF driver for an existing customer and same quarter sales related to this new product totaled $600,000. Gross profit for the three months ended June 30, 2020 increased $1.7 million or 69%, to $4.3 million from $2.5 million for the same period in 2019.  The increase in gross margin is due to better absorption of our fixed costs resulting from higher sales volumes.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2020 increased 53% to $2.1 million from $1.4 million in the prior year’s corresponding quarter, due primarily to increased expenditures of $483,000 in general and administrative expenses due to increased equity compensation expense and increased bonus accruals and $270,000 in research and development costs to support our continued efforts to further grow our business.

Net income for the quarter ended June 30, 2020 increased by $1.7 million to $2.5 million, or $0.64 per diluted share, compared to $888,000, or $0.21 per diluted share, in the corresponding quarter in 2019.

Year Ended June 30, 2020

Net sales for the fiscal year ended June 30, 2020 increased $7.7 million, or 28%, to $34.8 million from $27.2 million for the fiscal year ended June 30, 2019, due primarily to increases in medical device revenues. Specifically, our largest customer accounted for an increase of $5.6 million in revenue during fiscal 2020 and we generated sales of $3.1 million in fiscal 2020 due to the new thoracic driver and next generation CMF driver described above.

Gross profit for the fiscal year ended June 30, 2020 increased $3.4 million, or 34%, to $13.1 million compared to $9.8 million for fiscal 2019, due to increased revenues and manufacturing efficiencies.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the fiscal year ended June 30, 2020 increased 27% to $6.1 million from $4.8 million in the prior fiscal year, due to increased personnel expenses across all departments and increased equity compensation expense, bonus accruals and professional services.

Net income for the fiscal year ended June 30, 2020 was $6.1 million, or $1.50 per diluted share, compared to $4.2 million, or $0.97 per diluted share, for fiscal 2019.

Although the Company has released its earnings prior to the filing of its annual Form 10-K with the Securities and Exchange Commission, we are able to do this because we are a non-accelerated filer and as a result have more time to do so at fiscal year-end.  During our quarterly reporting periods we anticipate that our earnings releases will continue to be released at the same time as our Form 10-Q’s are filed with the Securities and Exchange Commission.  We anticipate filing our Form 10-K with the Securities and Exchange Commission on September 10, 2020.

Guidance

Pro-Dex typically provides neither sales nor earnings guidance, and while the COVID-19 pandemic did not materially adversely affect our financial results in our fiscal year ended June 30, 2020, we cannot predict the longer-term impact of the pandemic on our business.  Additionally, as described above, we released two new products in the second half of fiscal 2020 and while we expect to have future orders for these new products, often the launch or initial quantities are such that our customer can comfortably fill its distribution network and follow on orders may not occur for many months. As a result, fiscal 2020 sales of these products may not be indicative of what sales of these products may be in the future.

CEO Comments

“We are very pleased with our fourth quarter and fiscal year results, and the shipment of the thoracic driver and newly developed next-generation CMF driver. These two product releases occurred in quick succession and demonstrate the culmination of long periods of research and development as well as verification and validation. The timing of these product releases led to a record quarter.  While we do not expect every quarter to have two launches and meet such record levels, we still plan to build our business year over year. Pro-Dex’s priorities, in response to COVID-19, remain the health and safety of our employees, our communities, customers, and suppliers,” said the Company’s President and Chief Executive Officer Richard L. (“Rick”) Van Kirk.  “While we cannot predict the total impact caused by the pandemic, we remain committed to our strategy to continue to provide a safe workplace for our employees, excellent service to our existing customers, and new product introductions to continue to grow our business.”

R&D Projects

The amount spent on projects under development is summarized below (in thousands):

	Years Ended June 30,		Expected	Estimated
	2020	2019	Market	Annual
	Dollars in thousands		Launch	Revenue
Total Research and development costs:	$2,315	$1,882

Products in development:
Thoracic Driver	$41	$339	*	$4,000
Arthroscopic Shaver(1)	6	297	06/21	$600
ENT Shaver	475	11	01/21	$1,000
Arthroscopic Attachment	—	17	(2)	$150
CMF Driver	194	9	12/20	$1,000
Sustaining & Other	1,599	1,209
Total	$2,315	$1,882

*

We substantially completed this product and began initial shipments of a private-labeled version to an existing CMF customer during the third quarter of fiscal 2020, generating $3.1 million in revenue during fiscal 2020.

(1)

This project has been internally pushed back to focus on our new internal Pro-Dex branded ENT shaver.

(2)

Internal development of this project is complete, but we are looking for the most attractive sales channel and have yet to sell this product.

As we previously discussed, in early fiscal 2019 we entered a development contract with a current significant customer to private-label our thoracic driver for their unique specifications. We shipped initial launch quantities of this product during the third quarter ended March 31, 2020. Additionally, the customer CMF driver listed in the prior year was completed during fiscal 2020 and we began shipping initial quantities to this customer during the fourth quarter of fiscal 2020 and generated $556,000 in revenue related to this new product.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered, and electric multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells rotary air motors. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates, or projections relating to the future are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC.

BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$6,421	$7,742
Investments	2,560	1,711
Accounts receivable, net of allowance for doubtful accounts of $6 and $0 at June 30, 2020 and 2019, respectively	5,155	4,100
Deferred costs	155	430
Inventory	8,238	6,239
Prepaid expenses and other current assets	145	623
Total current assets	22,674	20,845
Plant, equipment and leasehold improvements, net	2,686	2,726
Right of use asset, net	2,943	—
Intangibles, net	162	129
Deferred income taxes, net	259	260
Investments	2,360	1,520
Other assets	42	40
Total assets	$31,126	$25,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,965	$1,996
Accrued liabilities	2,411	1,437
Deferred revenue	200	215
Note payable and capital lease obligations	651	622
Total current liabilities	5,227	4,270
Non-current liabilities:
Deferred rent	—	146
Lease liability, net of current portion	2,750	—
Income taxes payable	804	162
Notes and capital lease payable, net of current portion	3,283	3,934
Total non-current liabilities	6,837	4,242
Total liabilities	12,064	8,512

Commitments and Contingencies:

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 3,811,137 and 4,039,491 shares issued and outstanding at June 30, 2020 and 2019, respectively	12,752	15,815
Accumulated other comprehensive loss	(1,586)	(549)
Retained earnings	7,896	1,742
Total shareholders’ equity	19,062	17,008
Total liabilities and shareholders’ equity	$31,126	$25,520

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Years Ended June 30,
	2020	2019	2020	2019

Net sales	$11,125	$7,003	$34,834	$27,172
Cost of sales	6,837	4,461	21,692	17,392
Gross profit	4,288	2,542	13,142	9,780

Operating (income) expenses:
Selling expenses	138	162	577	415
General and administrative expenses	1,137	654	3,189	2,492
Gain from disposal of equipment	(5)	—	(5)	(7)
Research and development costs	815	545	2,315	1,882
Total operating expenses	2,085	1,361	6,076	4,782

Operating profit	2,203	1,181	7,066	4,998
Interest expense	(56)	(65)	(236)	(220)
Other income	935	10	952	45
Gain on sale of investments	25	—	25	356
Interest and dividend income	35	42	95	268

Income before income taxes	3,142	1,168	7,902	5,447
Income tax expense	596	280	1,790	1,299
Net income	$2,546	$888	$6,112	$4,148

Basic & Diluted income per share:
Basic net income per share	$0.67	$0.22	$1.56	$0.99

Diluted net income per share	$0.64	$0.21	$1.50	$0.97

Weighted average shares outstanding:
Basic	3,812,145	4,098,450	3,910,940	4,192,365
Diluted	3,979,944	4,204,365	4,078,087	4,298,332

PRO-DEX, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,112	$4,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	573	438
Gain on sale of investments	(25)	(356)
Non-cash lease expense	41	—
Gain on sale or disposal of equipment	(5)	(7)
Amortization of loan fees	9	7
Share-based compensation	286	37
Deferred income taxes	(22)	1,418
Bad debt expense (recovery)	6	(14)
Changes in operating assets and liabilities:
Accounts receivable	(1,061)	(1,131)
Deferred costs	275	(398)
Inventory	(1,999)	(1,846)
Prepaid expenses and other assets	476	(326)
Accounts payable, accrued expenses and deferred rent	604	1,133
Deferred revenue	(15)	184
Income taxes payable	642	39
Net cash provided by operating activities	5,897	3,326

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and leasehold improvements	(519)	(1,387)
Proceeds from dividend reclassified as return of principal	15	23
Proceeds from sale of equipment	5	7
Proceeds from collection of notes receivable	—	1,219
Proceeds from sale of investments	128	1,905
Increase in intangibles	(46)	(11)
Purchase of investments	(2,822)	(2,978)
Net cash used in investing activities	(3,239)	(1,222)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and note payable	(630)	(433)
Borrowing from Minnesota Bank & Trust, net of loan origination fees	—	4,940
Repurchases of common stock	(3,388)	(3,984)
Payments of employee taxes on net issuance of common stock	—	(101)
Proceeds from exercise of stock options and ESPP contributions	39	28
Net cash provided by (used in) financing activities	(3,979)	450

Net increase (decrease) in cash and cash equivalents	(1,321)	2,554
Cash and cash equivalents, beginning of year	7,742	5,188
Cash and cash equivalents, end of year	$6,421	$7,742